SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 21, 2011 (March 15, 2011)

ENTERPRISE BANCORP, INC.

(exact name of registrant as specified in charter)

Massachusetts (State or Other Jurisdiction of Incorporation)	001-33912 (Commission File Number)	04-3308902 (IRS Employer Identification No.)

222 Merrimack Street Lowell, Massachusetts (address of principal executive offices)	01852 (Zip Code)

(978) 459-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).                            Compensatory Arrangements of Certain Officers

On March 15, 2011, the Board of Directors of Enterprise Bank and Trust Company (the “Bank”), the wholly owned banking subsidiary and sole significant subsidiary (as such term is defined under Rule 1-02 of Regulation S-X) of Enterprise Bancorp, Inc. (the “Company”), adopted a variable compensation incentive plan (the “Plan”), including approval of specific performance factors, performance targets and percentage payout amounts, for 2011.  The Plan applies to vice presidents and above who do not otherwise participate in any form of individual-based incentive plan maintained by the Bank.

The Plan is designed to acknowledge and reward bank-wide and individual performance objectives.  Eligible employees receive a target incentive opportunity, which is a set percentage of an individual’s base salary for the plan year (i.e., the year ending on December 31, 2011).  Each participating employee is assigned to an incentive group based upon the employee’s position and role in the Bank.  The group determines the performance factors that the individual is expected to focus on throughout the plan year.  The same performance factors apply to each group, but the weights assigned to each performance factor (which determine the percentage of the total incentive payment that may be earned by an employee through accomplishment of the performance target applicable to such factor) differ by group.  An employee’s individual and department performance may also be considered in determining the employee’s actual payout amount under the Plan.

The total compensation pool available for incentive payouts under the Plan will be determined by the Bank’s overall performance for the plan year and the discretion of the compensation committee of the Bank’s Board of Directors.  The Bank must attain a specified level of performance in net income (the “threshold” level) for the plan year for a payout to be made under any of the performance factors outlined in the Plan.  The additional performance factors for which payout amounts may be made under the Plan are deposit growth, loan growth and loan quality.  Higher levels of payout may be accomplished with respect to each performance factor if performance levels exceed “threshold”, including reaching “target” and “stretch” levels.  There is no minimum bonus amount that is payable to any employee under the Plan.

In addition to the specific “core” performance factors described above, which apply to all of the designated incentive groups under the Plan, the additional “supplemental” performance factors of (i) annualized revenue from net growth in investment assets under management for the plan year and (ii) insurance commission revenue for the plan year also apply to the final determination of payout amounts to certain specified members of the Bank’s management team, including all of the Company’s named executive officers.

Each of the Company’s Chairman, Chief Executive Officer and President (each of whom is included in the “Bank wide” incentive group) may receive an incentive payout under the Plan ranging from 13.75% of base salary if the Bank accomplishes the “threshold” levels for each “core” performance factor (i.e., net income, deposit growth, loan growth and loan quality) to 27.5% at “target” levels and 55% at “stretch” levels.  The actual payout percentages may also be increased by a multiple of up to 1.05 or decreased by a multiple of as low as 0.95 depending upon the Bank’s performance with respect to the “supplemental” performance factors of annualized revenue from net growth in investment assets under management and insurance commission revenue.  Each of the Company’s Chief Financial Officer (who is also included in the “Bank wide” incentive group) and Chief Operating Officer (who is included in the “Deposit Focused” incentive group) may receive an incentive payout under the Plan ranging from 9.25% of base salary if the Bank accomplishes the “threshold” levels for each “core” performance factor to 18.5% at “target” levels and 37% at “stretch” levels (likewise subject to potential increase or decrease of the actual payout percentages by a multiple ranging from 1.05 to 0.95 depending upon the Bank’s performance with respect to the “supplemental” performance factors as described above).

A copy of the Plan, including a description of the various employee incentive groups that apply to the Company’s named executive officers, the different weighting of the performance factors applicable to each such group and 2011 performance targets, is included as Exhibit 10 to this report.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	The following exhibit is included with this report:

	Exhibit 10	Enterprise Bank 2011 Variable Compensation Incentive Plan

[Remainder of Page Intentionally Blank]

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE BANCORP, INC.

Date: March 21, 2011	By:	/s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Treasurer and Chief Financial Officer